Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement Nos. 333-261436-04 and 333-261436

*FULL PRICING DETAILS* $1.5B Honda (HAROT 2023-2) Prime Auto Loan ABS

Joint Bookrunners: Barclays(str), J.P. Morgan, TD Securities, Wells Fargo Securities

Co-Managers: ANZ Securities, BNY Mellon Capital Markets, BofA Securities, US Bancorp

– CAPITAL STRUCTURE –

CLS TOTAL (mm)	OFFERED (mm)	WAL	S/M*	PWIN	L.FIN	BENCH	SPREAD	YIELD (%)	CPN (%)	PRICE (%)
A-1 370.980	352.431	0.29	A-1+/P-1	1-8	06/24	I-CRV	+19	5.498	5.498	100.00000
A-2 615.480	584.706	1.17	AAA/Aaa	8-22	04/26	I-CRV	+55	5.477	5.41	99.99401
A-3 495.480	470.706	2.52	AAA/Aaa	22-40	11/27	I-CRV	+85	4.988	4.93	99.98380
A-4 97.008	92.157	3.29	AAA/Aaa	40-40	09/29	I-CRV	+102	4.968	4.91	99.97792

PRICED - TOE: 4:36PM ET

*Anticipated Ratings

^Transaction size based on offered bonds

– Transaction Details –

Offered Size : $1.5B

Registration : SEC Registered

Expected Settle : May 30th, 2023

ERISA Eligible : Yes

PXG Speed : 1.3% ABS to 10% Call

Risk Retention : US – Yes, EU – No

BBG Ticker : HAROT 2023-2

Bill & Deliver : Barclays

– Marketing Materials –

Preliminary Prospectus, Ratings FWP and CDI File : Attached

CDI Deal Name: bcgharot_2023-2_upsize | Passcode YX69

The issuer has filed a registration statement (including a prospectus) with the u.s. Securities and exchange commission (sec) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the sec, for more complete information about the issuer and this offering. You may get these documents for free by searching the sec online database (edgar) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays capital inc. By calling 1-888-603-5847.